SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)             January 10, 2005

InSight Health Services Holdings Corp.

(Exact name of registrant as specified in charter)

Delaware

333-75984

04-3570028

(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

26250 Enterprise Court, Suite 100, Lake Forest, CA 92630
(Address of principal executive offices) (Zip Code)

(949) 282-6000

Registrant’s telephone number, including area code

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                        Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                        Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                        Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                        Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                             Entry into a Material Definitive Agreement.

In connection with the officer appointment described below, InSight Health Services Holdings Corp. (the “Company”) and its wholly-owned subsidiary InSight Health Services Corp. entered into an employment agreement with such officer.  The material terms of the employment agreement are described below.

Item 5.02                     Departure of Directors or Principal Owners; Election of Officers; Appointment of Principal Officers.

On January 10, 2005, Mitch C. Hill, 45, was appointed Executive Vice President and Chief Financial Officer of the Company.  In this role Mr. Hill will be the Company’s principal financial officer.  Prior to this appointment, Mr. Hill was the President and Chief Executive Officer BMS Reimbursement Management, a provider of outsourced billing collection, accounts receivable and practice management service, from April 2001, to December 2004.  Prior to that, he held the following positions with Buy.Com Inc., a multi-category Internet superstore, Chief Financial Officer from November 1999 to February 2001 and President from April 2000 to February 2001.  Brian G. Drazba, formerly the Company’s Executive Vice President and Chief Financial Officer, will remain with the Company as Senior Vice President and Chief Accounting Officer.  In this role Mr. Drazba will be the Company’s principal accounting officer.

In connection with his appointment, Mr. Hill entered into an employment agreement with the Company.  The agreement provides for:

•                  a term of 12 months on a continuing basis, subject to certain termination rights;

•                  an annual salary of $275,000;

•                  an annual bonus (i) 75% of which shall be based upon the Company achieving certain budgetary goals prepared by the Company’s management and approved by the board of directors; and (ii) 25% of which shall be based upon the achievement of other goals mutually agreed upon by Mr. Hill and the President and Chief Executive Officer of Company and approved by the board of directors (for the Company’s current fiscal year, Mr. Hill will be entitled to a bonus equal to 40% of his annual salary prorated for the fiscal year ending June 30, 2005);

•                  the opportunity to purchase 2,525 shares of the Company’s common stock at a price equal to $19.82 per share, within thirty days of the Company filing its Form 10-K for the fiscal year ending June 30, 2005;

•                  a life insurance policy of three times the amount of his annual base salary and the opportunity to participate in the Company’s life insurance, medical, health and accident and disability plan or program, pension plan or other similar benefit plan and the Company’s stock option plans; and

•                  certain covenants relating to noncompetition and nonsolicitation (relating to the Company’s employees and customers) during the term of his employment and continuing for a period of 12 months thereafter.

The agreement contains termination provisions which are substantially identical to the termination provisions in the employment agreements of the Company’s other executive officers, which are described in the Company’s Form 10-K for the fiscal year ended June 30, 2004.  Mr. Hill would be entitled to all accrued and unpaid compensation, as well as 12 months of compensation at the annual salary rate then in effect (1) upon his permanent and total disability (as defined in the employment agreement); (2) upon the Company’s 30 days’ written notice to Mr. Hill of his termination of employment without cause (as defined in the employment agreement); (3) if Mr. Hill terminates his employment for good reason (as defined in the employment agreement); and (4) if Mr. Hill’s employment is terminated without cause or he terminates his employment for good reason within 12 months of a change in control (as defined in the employment agreement). In addition, for up to 12 months after his termination, the Company would pay the cost of providing Mr. Hill with all life insurance, medical, health and accident and disability plans or programs, in which he was entitled to participate immediately prior to his termination.

Item 9.01                     Financial Statement and Exhibits

Exhibit No.

10.24	Executive Employment Agreement dated as of January 10, 2005, by and among InSight Health Services Corp., InSight Health Services Holdings Corp. and Mitch C. Hill.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: January 14, 2005	INSIGHT HEALTH SERVICES HOLDINGS CORP.

	By:	/s/ Michael N. Cannizzaro
Michael N. Cannizzaro
Chairman of the Board, President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Document Description

10.24	Executive Employment Agreement dated as of January 10, 2005, by and among InSight Health Services Corp., InSight Health Services Holdings Corp. and Mitch C. Hill.